UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  May 1, 2017
WESTERN ALLIANCE BANCORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32550	88-0365922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One E. Washington Street, Phoenix, Arizona  85004
 (Address of principal executive offices)               (Zip Code)
(602) 389-3500
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ⃞
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 4, 2017, Western Alliance Bancorporation (the “Company”) announced that current board member Kenneth Vecchione will return as President of the Company and its wholly-owned subsidiary Western Alliance Bank (the “Bank”), effective July 10, 2017. Mr. Vecchione will report directly to Robert G. Sarver, Chairman and Chief Executive Officer of the Company. In connection with its long-term succession planning, the Board of Directors anticipates that Mr. Sarver will eventually transition to the role of Executive Chairman of the Board and Mr. Vecchione will eventually succeed Mr. Sarver as Chief Executive Officer. Mr. Vecchione will continue to serve as a director of the Company and the Bank.
Biographical and other information about Mr. Vecchione can be found in the Company’s proxy statement for its 2017 annual meeting of stockholders and is incorporated herein by reference. As President of the Company, Mr. Vecchione will serve as the Company’s principal operating officer.
In connection with Mr. Vecchione’s appointment as President, the Company entered into an offer letter with Mr. Vecchione dated May 1, 2017 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Vecchione will be paid an annual base salary of $1,000,000 for 2017 (prorated based on his starting date) and an annual base salary of $1,100,000, $1,150,000 and 1,200,000 for 2018, 2019 and 2020, respectively. Mr. Vecchione will be eligible for an annual cash award pursuant to the Company’s Annual Bonus Plan based on the Company’s annual performance relative to pre-established targets that are subject to the Compensation Committee of the Board’s review and approval. Mr. Vecchione’s target bonus will be 100% of his annual base salary, and will not be prorated for 2017.
Under the Company’s Long Term Incentive Plan, Mr. Vecchione will receive a one-time award of 100,000 shares of performance-based restricted stock, vesting 25% on each of the 1st, 2nd, 3rd & 4th anniversaries of the grant date, subject to the Company achieving earnings per share for 2017 of no less than $2.03. Beginning in 2018, 2019 and 2020, Mr. Vecchione will receive annual grants of performance-based stock units and performance-based restricted stock equal to a total dollar amount at the time of the award of $2,200,000, $2,300,000 and $2,400,000, respectively, with the allocation between stock units and restricted stock to be determined by the Compensation Committee.
Mr. Vecchione will be eligible to participate in the Company’s Change of Control Severance Plan. The offer letter also provides that, if, prior to July 9, 2019, (i) Mr. Vecchione is terminated by the Company, without cause and not in connection with a change in control, or (ii) terminates his employment with the Company for good reason, he will be entitled to receive severance upon execution of a release and agreement not to compete with the Company for a period of 24 months. Under those circumstances, Mr. Vecchione will receive (i) immediate vesting of the unvested portion of the one-time award of 100,000 shares of restricted stock described above, (ii) payment, in 24 equal monthly installments, of two times his annual base salary and target bonus, subject to all applicable withholding, subject to the total value of severance received under such circumstances not exceeding a maximum of $6,000,000.
In connection with his appointment, Mr. Vecchione has resigned from his membership on the Nominating and Corporate Governance Committee of the Board of Directors of the Company. As an employee, Mr. Vecchione will not be eligible to receive compensation for his continued service as a director of the Company and the Bank.
This summary is qualified in its entirety by reference to the Offer Letter attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company’s press release announcing Mr. Vecchione’s appointment is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Offer Letter, dated May 1, 2017, by and between Kenneth A. Vecchione and Western Alliance Bancorporation.

	99.1	Press release, dated May 4, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION

May 5, 2017	By:	/s/ Dale Gibbons
		Name:	Dale Gibbons
		Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

10.1	Offer Letter, dated May 1, 2017, by and between Kenneth A. Vecchione and Western Alliance Bancorporation.

99.1	Press release, dated May 4, 2017.